Exhibit 99.1

CECO Environmental Announces Appointment of Richard F. Wallman to its Board of Directors

DALLAS (Nov. 8, 2021) — CECO Environmental Corp. (Nasdaq: CECE), a leading global air quality and fluid handling company serving the energy, industrial and other niche markets, today announced Richard F. Wallman, former Chief Financial Officer of Honeywell, has joined the company’s board of directors.

Wallman has a 30-year career in financial executive management with a variety of firms, including Honeywell, its predecessor AlliedSignal, IBM and Chrysler. He also brings a diverse portfolio of board experience, currently serving as a director for Roper Technologies and Charles River Laboratories.

“We are pleased to welcome a business leader of Richard’s caliber to the CECO organization,” said Jason DeZwirek, chairman, CECO Environmental. “He brings a wealth of expertise in global business, industry, manufacturing and operations, along with a deep understanding of global challenges and opportunities. I look forward to Richard bringing his relevant experience to support the strategy behind our transformational journey.”

“I want to thank CECO for the opportunity to join the board and help the company execute their growth and transformation strategy,” said Wallman. “I’ve known Todd for more than 20 years and have had the pleasure of working with him during our time at Honeywell. CECO has an extremely capable leadership team, great businesses and tremendous potential.”

Added CECO Chief Executive Officer Todd Gleason, “Richard is a great addition to CECO, as he adds the right depth and breadth to our organization. I personally look forward to working with him in advancing the strategy that the CECO leadership team and board all have signed on to accomplish.”

Wallman received a Bachelor of Engineering degree from Vanderbilt University and an MBA from The University of Chicago Booth School of Business.

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a global leader in industrial air quality and fluid handling serving a broad landscape of industrial and other niche markets. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect our shared environment. In regions around the world, CECO works to improve air quality, optimize the energy value chain, and provide custom Engineered Systems for applications including power generation, petrochemical processing, general industrial, refining, midstream oil & gas, electric vehicle production, poly silicon fabrication, battery recycling, beverage can, and water/wastewater treatment along with a wide range of other applications. CECO is listed on Nasdaq under the ticker symbol “CECE”. For more information, please visit www.cecoenviro.com.

Contact:

Matthew Eckl, Chief Financial Officer

(888) 990-6670

investor.relations@onececo.com

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